Exhibit (k)(1)

November 21, 2008

Columbus Life Insurance Company

400 Broadway

Cincinnati, Ohio 45202

RE:	Opinion of Counsel
Separate Account 1 of Columbus Life Insurance Company
File Numbers 333-121135 and 811-09337
Pinnacle II Variable Universal Life Insurance

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 5 to a registration statement filed on form N-6 for the Legacy flexible premium variable life insurance policy issued by Columbus Life Insurance Company and its Separate Account 1 and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed.  I am of the following opinions:

1.              Columbus Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.              Separate Account 1 is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.              Upon the acceptance of a premium paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Columbus Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Mark J. Mahoney

Mark J. Mahoney
Associate Counsel
Western & Southern Financial Group, Inc.